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                                                                    Exhibit 11.1
                           AASTROM BIOSCIENCES, INC.
                         (a development stage company)

             STATEMENT RE COMPUTATION OF NET LOSS PER COMMON SHARE
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                                                                                          Year ended June 30,
                                                                            ------------------------------------------
                                                                               1996 (1)        1997 (1)         1998
                                                                            ----------      ----------       ---------

Weighted average number of common shares
  outstanding (1).....................................                       1,812,000       6,328,000       13,363,000

Weighted average number of common shares
  representing assumed conversion of Series A,
  Series B, Series C, Series D and Series E Preferred
  Stock from the date of issuance.....................                       7,457,000       4,900,000                -
                                                                           -----------     -----------     ------------
Weighted average number of common and common
  equivalent shares outstanding.......................                       9,269,000      11,228,000       13,363,000
                                                                           ============    ===========     ============
Computation of net loss applicable to common
   shares (2):
     Net loss.........................................                     $(9,917,000)   $(14,288,000)    $(17,233,000)
      Dividends on 5.5% Convertible Preferred Stock...                               -               -         (351,000)
      Charge related to issuance of 5.5% Convertible
          Preferred Stock.............................                               -               -       (3,439,000)
                                                                           -----------    ------------     -------------
Net loss applicable to common shares..................                     $(9,917,000)   $(14,288,000)    $ (21,023,000)
                                                                           ============   ============     =============
Net loss per common share (Basic and Diluted).........                     $     (1.07)   $      (1.27)    $       (1.57)

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(1) Reflects the February 1998 adoption, of Securities and Exchange Commission
    Staff Accounting Bulletin No. 98 ("SAB 98"), which modified the methods used in computing net loss per common share as previously set forth in SFAS 128. As set forth in SAB 98, the Company has retroactively applied SAB 98 for all periods presented in the accompanying financial statements.

(2) The computations of net loss per common share for the year ended June 30, 1998 include an adjustment for dividends paid on the 5.5% Convertible Preferred Stock reflects a one-time charge of $3,439,000 related to the sale of the such stock in December 1997. The one-time charge and dividends affect only the computation of net loss per common share and are not included in the computation of net loss for the periods.